STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “MYC SPA”) is made and becomes effective as of the date of last signature (the “Effective Date”), by and between 20/20 GLOBAL, INC., a Nevada corporation (“Purchaser”), and EHAVE INC., an Ontario corporation (“Seller”).

Premises

A.Purchaser is a publicly traded, fully reporting company that is current in its periodic reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Purchaser ceased active business operations in January 2020.

B.Seller owns beneficially and of record 100% of the issued and outstanding shares of capital stock of Mycotopia Therapies Inc., a Florida corporation (“MYC”).

C.On November 28, 2020, Purchaser, Seller, and MYC entered into a term sheet (the “Term Sheet”) outlining the terms and conditions of a reorganization transaction that includes: (i) Purchaser purchasing the MYC stock from Seller and MYC becoming a wholly owned subsidiary of Purchaser under the terms and conditions of this MYC SPA; (ii) Seller purchasing control of Purchaser from its principal stockholders under the terms and conditions of a separate stock purchase agreement (the “SPA”); and (iii) the change of control of Purchasers board of directors and management under the terms of change of control and funding agreement (the “Change of Control Agreement”).

D.The Term Sheet further provides that the closing of each of the transactions contemplated will be dependent on the closing of each of the other agreements and accordingly, the parties have agreed to enter into an escrow agreement with Purchaser’s stock transfer agent, Colonial Stock Transfer Company, Inc., to facilitate the simultaneous closing of the transactions outlined above (the “Escrow Agreement”).

E.The parties to this MYC SPA believe it is in their best interests and the best interests of their respective stockholders, as may be applicable, to enter into this MYC SPA, the SPA, the Change of Control Agreement, and the Escrow Agreement (together the, “Definitive Agreements”).

Agreement

NOW, THEREFORE, on these premises, which are incorporated herein by reference, and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.Definition and Interpretations.

(a)Definitions. When used herein, the following terms will have the meanings set forth below.

(i)“Shares” means ONE MILLION (1,000,000) shares of common stock, no par value, of MYC, which constitute 100% of the issued and outstanding shares of capital stock of MYC.

(ii)“Purchase Price” means a total purchase price of three hundred and fifty thousand dollars and no cents ($350,000) for the Shares.

(iii)“Material Adverse Effect” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of either Purchaser or MYC, as the case may be, and its respective subsidiaries (if any), taken as a whole, or on the ability of any party to timely consummate the transactions contemplated by this MYC SPA.

(iv)“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity, or group (as defined in Section 13(d) of the Exchange Act.

(v)“GAAP” means generally accepted accounting principles in the United States, as in effect on the date of determination, applied on a consistent basis.

(vi)“Governmental Entity” means any governmental or regulatory authority, agency, or instrumentality, domestic or foreign.

(b)Interpretation. The language in all parts of this MYC SPA will be, in all cases, construed simply according to its fair meaning and not strictly for or against any party. Section headings contained in this MYC SPA are for reference purposes only and will not affect the meaning or interpretation of this MYC SPA. Except when the context clearly requires to the contrary: (a) instances of gender or entity-specific usage (e.g., “his,” “her,” “its,” or “individual”) will not be interpreted to preclude the application of any provision of this MYC SPA to any individual or entity; (b) the word “or” will not be applied in its exclusive sense, unless the context otherwise requires; (c) “including” will mean that the items listed are illustrative and without limitation on the antecedent reference, without any implication that all or even most of the components are mentioned; (d) references to laws, regulations, and other governmental rules (collectively, “rules”), as well as to contracts, agreements, and other instruments (collectively, “instruments”), will mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date) and will include all successor rules and instruments thereto; (e) references to “$,” “cash,” or “dollars” will mean the lawful currency of the United States; (f) unless otherwise indicated, periods within which a payment is to be made or any other action is to be taken hereunder will be calculated excluding the day on which the period commences and including the day on which the period ends; (g) references to “federal” will be to laws, agencies, or other attributes of the United States (and not to any state or locality thereof); (h) if any day specified in this MYC SPA for any notice, action, or event is not a business day, then the due date for such notice, action, or event will be extended to the next succeeding business day; (i) references to “days” will mean calendar days; references to “business days” will mean all days other than Saturdays, Sundays, and days that are legal holidays in the state of Nevada; and (j) days, business days, and times of day will be determined by reference to local time in Nevada.

2.Sale of Shares. At the Closing (as hereinafter defined), Purchaser will purchase the Shares for the Purchase Price. In consideration for the Purchase Price, Seller will issue and deliver certificates or a written statement pursuant to Fla. Stat. § 607.0626 representing the Shares to the Escrow Agent.

3.Representations and Warranties of Seller. As an inducement to the execution of this MYC SPA by Purchaser and to the fulfillment of the provisions hereof to be performed by Purchaser, Seller covenants, represents, and warrants to Purchaser that:

(a)Authority; Enforceability. Seller has full legal capacity, power, and authority to enter into and perform this MYC SPA and the other documents to be executed and delivered by Seller in connection with this MYC SPA, and this MYC SPA and the other Definitive Agreements constitute the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

(b)Title. Seller is the registered holder of, and the owner of good title to, all of the Shares to be sold by Seller hereunder, free and clear of any liens, claims, charges, encumbrances, equities, or options whatsoever. The Shares may be validly assigned, transferred, and delivered by Seller as herein provided.

(c)Organization, Qualification, and Good Standing. MYC is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida and has the corporate power and authority to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and to perform its obligations pursuant to its certificate of incorporation and bylaws. There is no jurisdiction in which MYC is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to do so would not have a Material Adverse Effect on the business or properties of MYC.

(d)Capitalization. MYC has one class of equity securities capital stock and ownership interests. MYC is authorized to issue 10,000,000 shares of capital stock, of which 1,000,000 shares are issued and outstanding. The Shares constitute 100% of the issued and outstanding capital stock of MYC as issued to Seller, and no shares of equity securities are reserved for issuance on the exercise of any other call, commitment, right, or other contractual arrangements to which MYC is a party or by which it is bound. All issued and outstanding shares of MYC’s equity securities are duly authorized, validly issued, fully paid, and nonassessable and were not issued in violation of (nor are any of the authorized shares of MYC’s equity securities subject to) any preemptive or similar rights created by statute, MYC’s certificate of incorporation or bylaws, or any agreement to which MYC is a party or bound. There are no obligations, contingent or otherwise, of MYC to: (i) repurchase, redeem, or otherwise acquire any shares of MYC’s equity securities; or (ii) provide material funds to, make any material investment in (in the form of a loan, advance, financial accommodation, capital contribution, or otherwise), or provide a guarantee respecting the obligations of any other Person. There are no agreements, arrangements, or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings or calculated in accordance therewith of MYC. There are no voting trusts, proxies, or other agreements or understanding to which MYC is party, by which MYC is bound, or of which it has knowledge respecting the voting of any shares of capital stock or ownership interest of MYC. There are no options, warrants, convertible securities, calls, or other rights (including securities rights), agreements, arrangements, or commitments of any character to which MYC is a party or by which it is bound relating to the issued or unissued equity securities of MYC.

(e)Financial Information. The books and records, financial and otherwise, of MYC are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions involving the assets of MYC. MYC has maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken for any differences.

(f)Intellectual Property. MYC does not own or use: (i) trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes; or (ii) patents and patent rights in the conduct of MYC’s business as now conducted and as presently proposed to be conducted, other than commercially available software products under standard end-user object code license agreements. MYC has not received any communications alleging that it has violated or by conducting its business would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other Person.

(g)No Conflict with Other Instruments. The consummation of the transactions contemplated herein will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which MYC is a party or to which any of its properties or operations are subject, that would have a Material Adverse Effect on MYC.

(h)Legal Matters. Neither MYC nor any Person associated with MYC has received notice of any threatened Legal Matter, and MYC is not subject to any consent decree, settlement, or other similar written agreement, or continuing order of or investigation by, any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or arbitrator, including cease-and-desist or other orders, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, hearing, or any other actual, threatened, or completed proceeding, or known claim, inquiry, examination, or investigation, whether civil, criminal, administrative, or investigative, at law or in equity (each, a “Legal Matter”), against MYC or any Person affiliated or associated with MYC or to which MYC’s operations or property is subject. Neither MYC nor any affiliated associated Person with MYC has received notice of any threatened Legal Matter.

(i)Governmental Authorizations. MYC has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the Effective Date or as presently contemplated. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other Governmental Entity is required in connection with the consummation of the transactions contemplated herein.

(j)Third-Party Consents. Except as set forth in this MYC SPA and the other Definitive Agreements, no contract, agreement, lease, or other commitment, written or oral, to which MYC is a party or to which any of its properties or assets are subject requires the consent of the other party in order to consummate the transactions herein contemplated.

(k)Compliance with Laws and Regulations. MYC has complied with all applicable statutes and regulations of any federal, state, or other Governmental Entity thereof, except to the extent that noncompliance would not have a Material Adverse Effect on the business, operations, properties, assets, or financial condition of MYC or except to the extent that noncompliance would not result in the incurrence of any material liability for MYC.

(l)Full Disclosure. No representation or warranty by MYC in this MYC SPA, the other Definitive Agreements, or in any document or schedule to be delivered by MYC pursuant hereto, and no written statement, certificate, or instrument furnished or to be furnished to Purchaser pursuant hereto or in connection with the negotiation, execution, or performance of this MYC SPA contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of MYC.

4.Representations and Warranties of Purchaser. As an inducement to the execution of this MYC SPA by Seller and to the fulfillment of the provisions hereof to be performed by Seller, Purchaser covenants, represents, and warrants to Purchaser that:

(a)20/20 Global is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada and has the corporate power and authority to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and to perform its obligations pursuant to its articles of incorporation and bylaws.

(b)20/20 Global has all necessary corporate power and authority to execute this MYC SPA and perform its obligations hereunder. This MYC SPA constitutes the valid and binding obligation of 20/20 Global, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency, or other similar laws generally affecting the enforcement of creditors’ rights.

(c)The execution and delivery of this MYC SPA does not, and the consummation of the transactions contemplated by this MYC SPA in accordance with the terms hereof will not:

(i)violate any provision of 20/20 Global’s articles of incorporation or bylaws;

(ii)violate, conflict with, result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which 20/20 Global is a party or by or to which it or any of its assets or properties may be bound or subject;

(iii)violate any order, judgment, injunction, award, or decree of any court, arbitrator, or governmental entity against or binding upon 20/20 Global or its properties or business; or

(iv)violate any statute, law, or regulation of any jurisdiction applicable to the transactions contemplated herein, which could have a Material Adverse Effect on the business or operations of 20/20 Global.

(d)The execution of this MYC SPA and the consummation of the transactions contemplated by this MYC SPA will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which 20/20 Global is a party or to which any of its properties or operations are subject and would have a Material Adverse Effect on 20/20 Global.

(e)20/20 Global has complied with all applicable statutes and regulations of any federal, state, or other governmental entity, except to the extent that noncompliance would not have a Material Adverse Effect on the business, operations, properties, assets, or financial condition of 20/20 Global or except to the extent that noncompliance would not result in the incurrence of any material liability for 20/20.

(f)20/20 Global has filed or furnished (as applicable) all forms, reports, and documents with the U.S. Securities and Exchange Commission (“SEC”) that have been required to be so filed or furnished (as applicable) by it under applicable law, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), prior to the Effective Date (the “SEC Reports”). Each SEC Report complied, as of its filing date, as to form, in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the

Securities Act of 1933, as amended, or the Exchange Act, and the applicable rules and regulations of the SEC thereunder, as the case may be, each as in effect on the date such SEC Report was filed. True, correct, and complete copies of all SEC Reports filed prior to the Effective Date, whether or not required under applicable law, are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date, each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the Effective Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. To 20/20 Global’s knowledge, none of the SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of 20/20 Global. None of 20/20 Global’s subsidiaries is required to file any forms, reports, or other documents with the SEC. No executive officer of 20/20 Global has failed to make the certifications required of him under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report.

(g)The consolidated financial statements of 20/20 Global filed in or furnished with the SEC Reports have been prepared in accordance with GAAP consistently applied by 20/20 Global during the periods and at the dates involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X, or in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act), and fairly present in all material respects the consolidated financial position of 20/20 Global as of the dates thereof and the consolidated results of operations and cash flows for the periods referred to therein (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(h)Since the date of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, there has not been any Material Adverse Effect on the business or operations of 20/20 Global, and no Material Adverse Effect is expected.

5.Closing.

(a)Closing. The consummation of the transactions contemplated by the Definitive Agreements (the “Closing”) will take place through an escrow account maintained by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement on or before January 4, 2021, or at such other date as Seller and Purchaser may agree (“Closing Date”). At the Closing, all transactions contemplated by the Definitive Agreements will be conducted substantially concurrently and no transaction will be deemed to be completed until all are completed.

(b)Deliveries by Purchaser. At the Closing, Purchaser will deliver to Purchase Price to the Escrow Agent.

(c)Deliveries by Seller. At the Closing, Seller will deliver certificates or a written statement pursuant to Fla. Stat. § 607.0626 representing the Shares to the Escrow Agent.

(d)Termination of Lease. Purchaser will terminate its lease with Whistling Pete Enterprises, d/b/a Legacy Center, an Idaho limited liability company.

6.Survival. All representations, warranties, covenants, and agreements contained in this MYC SPA or in any document delivered pursuant hereto will survive the Closing for a period of two years and will be fully effective and enforceable following the Closing Date.

7.General Provisions.

(a)Amendment and Waiver. No amendment or waiver of any provision of this MYC SPA will be valid unless the same is in writing and signed by all parties.

(b)Notices. Any notice, demand, request, or other communication permitted or required under this MYC SPA will be in writing and will be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as follows:

(i)If to Seller:

Ehave Inc.

Attn: Benjamin Kaplan

18851 NE 29th Ave. Suite 700

Aventura, FL 33180

Email: bkaplan@ehave.com

With copy to:

Jonathan D. Leinwand, P.A.

Attn:  Jonathan D. Leinwand

1885 1 NE 29th Ave, Suite 1011

Aventura, FL 33180

Email: jonathan@jdlpa.com

(ii)If to Purchaser:

20/20 Global, Inc.

Attn: Mark D. Williams

622 South 45 Lane West

Rupert, ID 83350

Email: Mark@20/20Global.com

With copy to:

Michael Best & Friedrich LLP

Attn: Terrell W. Smith

170 South Main Street, Suite 1000

Salt Lake City, Utah 84101

Email: twsmith@michaelbest.com

Notwithstanding the foregoing, service of legal process or other similar communications will not be given by electronic mail and will not be deemed duly given under this MYC SPA if delivered by such means. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

(c)Successors and Assigns. No party will assign its rights, duties, and obligations under this MYC SPA without the written consent of the other parties, except as otherwise specifically contemplated in this MYC SPA. This MYC SPA will be binding upon, inure to the benefit of, and be enforceable by the parties and their permitted successors and assigns.

(d)Entire Agreement. This MYC SPA incorporates and includes all prior negotiations, correspondence, conversations, agreements, or understandings applicable to the matters contained herein, and the parties agree that there are no commitments, agreements, or understandings concerning the subject matter of this MYC SPA that are not contained in the Definitive Agreements. The parties acknowledge that, in deciding to enter into this MYC SPA, they have not relied upon any statements, promises, or representations, written or oral, express or implied, other than those set forth in the Definitive Agreements. Accordingly, it is agreed that no deviation from the terms hereof will be predicated upon any prior representations or agreements, whether oral or written. The parties acknowledge that they have negotiated this MYC SPA at arm’s-length with adequate representation on an equal basis.

(e)Governing Law. This MYC SPA will be governed by and construed under and in accordance with the laws of the state of Nevada without giving effect to any choice or conflict of law provision or rule (whether the state of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Nevada.

(f)Counterpart Signatures. This MYC SPA may be executed in multiple counterparts of like tenor, each of which will be deemed an original but all of which taken together will constitute one and the same instrument. Counterpart signatures of this MYC SPA that are manually signed and delivered by facsimile transmission; by a uniquely, marked computer-generated signature; or by other electronic methods, will be deemed to constitute signed original counterparts hereof and will bind the parties signing and delivering in such manner and will be the same as the delivery of an original.

(g)Incorporated Documents. All appendices, attachments, and other documents to be delivered by the parties hereto at or prior to the Closing Date are hereby incorporated in this MYC SPA by this reference.

IN WITNESS WHEREOF, the parties hereto have duly executed this MYC SPA as of the dates written above.

PURCHASER:

20/20 GLOBAL, INC.

By:	/s/ Mark D. Williams
Mark D. Williams, President
	Date:	12/24/20

SELLER:

EHAVE INC.

By:	/s/ Benjamin Kaplan
Benjamin Kaplan, President
	Date:	12/23/20